Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Vice President

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – May 3, 2011 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter ended March 31, 2011.

Revenues for the quarter ended March 31, 2011 were $35.9 million, compared to $42.2 million for the comparable period in 2010. The decrease was primarily due to a one-time milestone payment of $7.0 million in 2010 related to our MEK collaboration with Genentech. In addition, there was a decrease in license revenue in 2011 relating to our amended 2007 collaboration with Bristol-Myers Squibb Company (BMS) as a result of an extension to the duration of our performance obligations, resulting in a reduction in revenue recognition in the current period. These decreases were partially offset by an increase in collaboration reimbursement revenue related to our 2008 cancer collaboration with BMS for XL281 and our new collaboration with BMS for TGR5.

Research and development expenses for the quarter ended March 31, 2011 were $45.7 million compared to $64.8 million for the comparable period in 2010. The decrease of approximately 30% from 2010 to 2011 primarily reflected the reduction in personnel costs, laboratory costs and general corporate costs relating to the reduction in headcount from our restructuring plans implemented in March and December 2010, in addition to a decrease in clinical trial expenses relating to wind-down activities of certain clinical trials as we focus our resources on cabozantinib.

General and administrative expenses were $9.2 million for the quarter ended March 31, 2011 compared to $8.8 million for the comparable period in 2010. The small increase from 2010 to 2011 was primarily due to a decrease in the allocation of general corporate expenses to research and development resulting from the reduction in headcount from our restructuring plans implemented in March and December 2010.

Restructuring expenses for the quarter ended March 31, 2011 were $4.8 million compared to $16.1 million for the comparable period in 2010. We expect to incur additional restructuring charges in 2011 mainly driven by the ongoing consolidation of our real estate footprint.

Other income (expense) for the quarter ended March 31, 2011 was $(3.8) million compared to $4.2 million for the comparable period in 2010. The change in total other income for the quarter ended March 31, 2011, as compared to the comparable period in 2010, was primarily due to the recording of a $4.5 million gain in the first quarter of 2010 relating to the sale of our plant trait business as well as to increased interest expense in the first quarter of 2011 as a result of the financing arrangement we entered into with Deerfield Management Company, L.P. in 2010.

Net loss for the quarter ended March 31, 2011 was $27.5 million, or $0.24 per share, compared to $43.2 million, or $0.40 per share, for the comparable period in 2010. The decrease in net loss from 2010 to 2011 was primarily due to decreases in operating expenses relating to our 2010 restructuring plans.

Cash and cash equivalents, marketable securities, restricted cash and investments and long-term investments totaled $391.7 million at March 31, 2011, compared to $256.4 million at December 31, 2010.

Q1 2011 Highlights and Recent Events

•	The United States Adopted Name Council and the World Health Organization’s INN programme adopted cabozantinib as the generic name for XL184

•

The United States Food & Drug Administration (FDA) granted orphan drug status to cabozantinib for the treatment of follicular, medullary, and anaplastic thyroid carcinoma, and metastatic or locally advanced papillary thyroid cancer

•

Converted the metastatic castration-resistant prostate cancer (mCRPC) and ovarian cancer cohorts of the ongoing phase 2 adaptive randomized discontinuation trial (RDT) of cabozantinib into non-randomized extension cohorts

•	Reported updated interim data from the cohort of patients with mCRPC treated with cabozantinib in the RDT at the American Society of Clinical Oncology’s (ASCO) 2011 Genitourinary Cancers Symposium

•	Three cabozantinib abstracts accepted for oral presentations at the 2011 ASCO Annual Meeting in June 2011

•	Held initial discussions on the design of a phase 3 trial of cabozantinib in patients with mCRPC (Study 306) using a combined pain and bone scan endpoint with a European regulatory authority

•	Achieved enrollment target in the ongoing EXAM phase 3 clinical trial of cabozantinib in patients with medullary thyroid cancer (MTC)

•	Raised net proceeds of $179.3 million from a public offering of 17.25 million shares of common stock

“We have made substantial progress in advancing the cabozantinib development program in the first quarter of 2011, and are committed to realizing and expanding the cabozantinib opportunity in a pragmatic fashion,” said Michael M. Morrissey, Ph.D., president and chief executive officer of Exelixis. “We believe the interim prostate cancer data presented at ASCO GU underscore the potential of cabozantinib to reduce soft tissue and metastatic bone lesions and improve pain and other disease-related symptoms in mCRPC patients. These data have generated a great deal of enthusiasm among oncologists and we believe that the cabozantinib data that will be presented at ASCO in June will further increase the interest in this novel compound. In addition, we expect to file our first NDA for cabozantinib in MTC by the end of 2011 pending a successful outcome of the EXAM trial.”

Update to Financial Outlook

In view of our March 2011 public offering, we are updating our financial guidance for the full year 2011 by increasing our expected cash and cash equivalents, marketable securities, restricted cash and investments and long-term investment balance guidance to approximately $380 million as of the end of 2011. We continue to expect revenues in the range of $145 million to $160 million and operating expenses in the range of $190 to $220 million, including restructuring charges in the range of $25 million to $30 million and stock-based compensation and other non-cash charges of approximately $17 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s financial results for the quarter ended March 31, 2011, financial guidance for 2011, corporate strategy, recent clinical data and development plans and priorities for cabozantinib, and provide a general business update, during a conference call beginning at 2:00 p.m. PDT/ 5:00 p.m. EDT today, Tuesday, May 3, 2011. To listen to a live webcast of the discussion, visit the Event Calendar page under Investors and Media at www.exelixis.com.

An archived replay of the webcast will be available on the Event Calendar page under Investors and Media at www.exelixis.com and via phone until 11:59 p.m. EDT on June 3, 2011. Access numbers for the phone replay are: 888-286-8010 (domestic) and 617-801-6888 (international); the passcode is 67033533.

About Exelixis

Exelixis, Inc. is a biotechnology company committed to developing small molecule therapeutics for the treatment of cancer. Exelixis is focusing its resources and development efforts exclusively on cabozantinib, its most advanced solely-owned product candidate, in order to maximize the therapeutic and commercial potential of this compound. Exelixis believes cabozantinib has the potential to be a high-quality, differentiated pharmaceutical product that can make a meaningful difference in the lives of patients. Exelixis has also established a portfolio of other novel compounds that it believes have the potential to address serious unmet medical needs. For more information, please visit the company’s web site at www.exelixis.com.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended December 31, 2010 are indicated on a calendar year basis, ended December 31, 2010 and as of and for the fiscal quarters ended April 2, 2010 and April 1, 2011 are indicated as ended March 31, 2010 and 2011, respectively. Certain reclassifications of prior period amounts have been made to our consolidated financial statements to conform to the current period presentation.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the continued development and clinical, therapeutic and commercial potential of cabozantinib, Exelixis’ belief that cabozantinib has potential to reduce soft tissue and metastatic bone lesions and improve pain and other disease-related symptoms in mCRPC patients, Exelixis’ belief that the cabozantinib data that will be presented at ASCO in June will further increase the interest in cabozantinib, Exelixis’ expectation that the company will file its first NDA for cabozantinib in MTC by the end of 2011, Exelixis’ updated forecast for 2011 year-end cash and cash equivalents, marketable securities, restricted cash and investments and long-term investment balance and Exelixis’ expected revenues, operating expenses and restructuring charges for 2011. Words such as “believe,” “potential,” “will,” “expect,” “continue” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs, and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the potential failure of cabozantinib to demonstrate safety and efficacy in clinical testing; the ability to conduct clinical trials for cabozantinib sufficient to achieve a positive completion; the uncertain timing and level of expenses associated with the development of cabozantinib; the sufficiency of Exelixis’ capital and other resources; unanticipated restructuring charges not currently contemplated that may occur as a result of Exelixis’ restructuring plans; timely receipt of potential milestones, royalties and profits under Exelixis’ collaborative agreements; the uncertainty of the FDA approval process; market competition and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended April 1, 2011, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Contract	$12,410	$19,740
License	22,789	24,565
Collaboration reimbursement	694	(2,106)

Total revenues	35,893	42,199

Operating expenses:
Research and development	45,691	64,751
General and administrative	9,165	8,835
Restructuring	4,767	16,065

Total operating expenses	59,623	89,651

Loss from operations	(23,730)	(47,452)

Other income (expense):
Interest income and other, net	184	315
Gain/loss in sale of business	—	4,500
Interest expense	(3,943)	(612)

Total other income	(3,759)	4,203

Net loss	$(27,490)	$(43,249)

Net loss per share, basic and diluted	$(0.24)	$(0.40)

Shares used in computing basic and diluted net loss per share	113,215	107,976

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2011	December 31, 2010 (1)
	(unaudited)
Cash and cash equivalents, marketable securities and long-term investments (2)	$391,696	$256,377
Working capital	$126,086	$(16,455)
Total assets	$495,736	$360,790
Total stockholders’ deficit	$(68,749)	$(228,325)

(1)	Derived from the audited consolidated financial statements.
(2)	These amounts include restricted cash and investments of $4.2 million and $6.4 million as of March 31, 2011 and December 31, 2010, respectively.

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